Exhibit 99.1

NEWS RELEASE

Company Contact:	BIO-key International, Inc.
Bud Yanak
732-359-1113

Investor Contact:	DRG&E
Gus Okwu, Managing Director
404-532-0086

BIO-key® Reports First Quarter 2008 Results

Continued growth in biometrics business in first quarter

Wall, NJ, May 15, 2008 – BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in wireless public safety and finger-based biometric identification solutions, today announced its financial results for the first quarter ended March 31, 2008.

2008 First Quarter Consolidated Results

Total revenue from continuing operations for the three months ended March 31, 2008 was $2.5 million representing a decrease of 3.8% from the $2.6 million reported for the quarter ended December 31, 2007.

BIO-key’s gross margin for the first quarter of 2008 was 82.6% compared to 85.6 % for the previous quarter.  Operating expenses from continuing operations for the first quarter of 2008 remained flat at $3.0 million compared to the quarter ended December 31, 2007.  BIO-key’s operating loss from continuing operations for the first quarter of 2008 increased by $0.3 million to ($0.9 million) from ($0.6million) reported in the previous quarter.

“Our quarterly results continue to reflect growing demand in our biometrics business which we began to see several quarters ago,” said Michael DePasquale, BIO-key’s Chief Executive Officer.  “During the first quarter of 2008, the Company recognized revenue on several large commercial biometric orders, as well as from an international voter registration order.  We believe these orders indicate an inflection point in the growth of our biometrics business in the coming quarters of this year.   We are also very excited about the prospects for our recently deployed initiative with wireless carriers on handheld devices tailored for public safety use.  This business opportunity enables us to leverage our broad installed base in public safety to drive sales.”

DePasquale concluded, “We are seeing unprecedented industry- wide interest in biometrics and wireless applications.  I believe the market is finally catching up to our value proposition of biometrically secure identification.  We believe we are well positioned for profitability.”

BIO-key’s net loss was ($0.9 million) for the first quarter ended March 31, 2008 compared to a net loss of ($0.6 million) for the fourth quarter of 2007.  The first quarter 2008 net loss per share was ($0.02) compared to a net loss per share of ($0.02) for the previous quarter.

Liquidity and Capital Resources

Consolidated cash and cash equivalents at March 31, 2008 was $0.6 million.  In addition, the Company held approximately $0.2 million in restricted cash at the conclusion of the first quarter of 2008.

Conference Call Details

BIO-key has scheduled a call for Thursday, May 15th at 9:00 a.m. Eastern Time to discuss 2008 first quarter financial results.  Dialing 303-205-0033 and asking for the BIO-key call at least 10 minutes prior to the start time can access the conference call live.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com.  A telephonic replay of the conference call will be available through May 22, 2008 and may be accessed by dialing 303-590-3000 and using the pass code 11114279#.  Additionally, an archive of the webcast will be available shortly after completion of the call on the Company’s website
(www.bio-key.com) for a period of three months.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 750 police departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for law enforcement.  (http://www.bio-key.com)

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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